INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Harbor Custom Development, Inc. LLC and Subsidiaries (the “Company”) on Form S-1 to be filed on January 24, 2020, of our report dated January 17, 2020, with respect to our audit of the financial statements of Harbor Custom Development, Inc. LLC and Subsidiaries as of December 31, 2018 and 2017, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
January 24, 2020